EXHIBIT 10.11
FORM OF TURNER INVESTMENTS, INC.
2007 OMNIBUS EQUITY COMPENSATION PLAN
STOCK AWARD GRANT
     This STOCK AWARD GRANT, dated as of ___________________ (the “Date of Grant”), is delivered by Turner Investments, Inc. (the “Company”), to ___________________ (the “Grantee”).
RECITALS
     The Turner Investments, Inc. 2007 Omnibus Equity Compensation Plan (the “Plan”) provides for the grant of stock awards in accordance with the terms and conditions of the Plan. The Committee (as defined in the Plan) has decided to make a stock award grant as an inducement for the Grantee to promote the best interests of the Company and its shareholders. The Grantee may receive a copy of the Plan by contacting the General Counsel.
     NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:
1. Restricted Stock Grant. Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants the Grantee ____________ shares of Class A common stock of the Company, par value $0.01 per share, subject to the restrictions set forth below and in the Plan (“Restricted Stock”). Shares of Restricted Stock may not be transferred by the Grantee or subjected to any security interest until the shares have become vested pursuant to this Agreement and the Plan.
2. Vesting and Nonassignability of Restricted Stock.
     (a) Except as provided in Paragraph 2(b) below, the shares of Restricted Stock shall become vested, and the restrictions described in Paragraphs 2(c) and 2(d) shall lapse, according to the following vesting schedule, if the Grantee continues to be employed by, or provide service to, the Employer (as defined in the Plan) from the Date of Grant until the applicable vesting date:

Vesting Date	Vested Shares
[This is an example of a 4-year vesting schedule; the form will be revised to reflect each grantee’s vesting schedule]
First anniversary of the Date of Grant	25%
Second anniversary of the Date of Grant	25%
Third anniversary of the Date of Grant	25%
Fourth anniversary of the Date of Grant	25%
The vesting of the Restricted Stock shall be cumulative, but shall not exceed 100% of the shares. If the foregoing schedule would produce fractional shares, the number of shares that vest shall be rounded down to the nearest whole share.
     (b) If the Grantee’s employment or service with the Employer terminates on account of death or Disability (as defined below), the shares of Restricted Stock that have not vested as of the Grantee’s termination shall become fully vested on the Grantee’s last day of employment or service with the Employer and the restrictions described in Paragraphs 2(c) and 2(d) shall lapse. For purposes of this Agreement, “Disability” shall mean the Grantee becoming disabled within the meaning of the Employer’s long-term disability plan applicable to the Grantee, or, if there is no such plan, the Grantee becoming disabled within the meaning of section 22(e)(3) of the Internal Revenue Code of 1986, as amended.
     (c) If the Grantee’s employment or service with the Employer terminates for any reason other than death or Disability before the Restricted Stock is fully vested, the shares of Restricted Stock that are not then vested shall be forfeited and must be immediately returned to the Company.
     (d) During the period before the shares of Restricted Stock vest (the “Restriction Period”), the non-vested shares of Restricted Stock may not be assigned, transferred, pledged or otherwise disposed of by the Grantee. Any attempt to assign, transfer, pledge or otherwise dispose of the shares contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the shares, shall be null, void and without effect.
3. Issuance of Certificates.
     (a) Stock certificates representing the Restricted Stock may be issued by the Company and held in escrow by the Company until the Restricted Stock vests, or the Company may hold non-certificated shares until the Restricted Stock vests. During the Restriction Period, the Grantee shall receive any cash dividends or other distributions with respect to the shares of

Restricted Stock, and may vote the shares of Restricted Stock. In the event of a dividend or distribution payable in stock or other property or a reclassification, split up or similar event during the Restriction Period, the shares or other property issued or declared with respect to the non-vested shares of Restricted Stock shall be subject to the same terms and conditions relating to vesting as the shares to which they relate.
     (b) When the Grantee obtains a vested right to shares of Restricted Stock, the Company shall record on its books that such shares are free of the restrictions under Paragraph 2 of this Agreement, and, upon request by the Grantee, the Company shall provide the Grantee with a certificate representing the vested shares, free of such restrictions.
     (c) The obligation of the Company to deliver shares upon the vesting of the Restricted Stock shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate to comply with relevant securities laws and regulations.
4. Change of Control. The provisions of the Plan applicable to a Change of Control shall apply to the Restricted Stock, and, in the event of a Change of Control, the Committee may take such actions as it deems appropriate pursuant to the Plan.
5. Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the shares, (iii) changes in capitalization of the Company, and (iv) other requirements of applicable law. The Committee shall have the authority to interpret and construe the grant pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.
6. Withholding. The Grantee shall pay to the Company, or make other arrangements satisfactory to the Company to provide for the payment of, any federal, state, local or other taxes that the Employer is required to withhold with respect to the grant or vesting of the Restricted Stock. With respect to any required withholdings, the Company shall automatically withhold a sufficient number of vested shares to satisfy the Employer’s withholding obligations, up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities. The Grantee is solely responsible for satisfying any additional withholding obligations of the Employer that are not satisfied through the withholding of shares.
7. Restrictions on Sale or Transfer of Shares.
     (a) The Grantee will not sell, transfer, pledge, donate, assign, mortgage, hypothecate or otherwise encumber the shares underlying this grant unless the shares are registered under the Securities Act of 1933, as amended (the “Securities Act”) or the Company is given an opinion of counsel reasonably acceptable to the Company that such registration is not required under the Securities Act.

     (b) The Grantee agrees to be bound by the Company’s policies regarding the limitations on the transfer of the shares subject to this grant after the expiration of the Restriction Period, and understands that there may be certain times during the year that the Grantee will be prohibited from selling, transferring, pledging, donating, assigning, mortgaging, hypothecating or otherwise encumbering the shares.
8. No Employment or Other Rights. This grant shall not confer upon the Grantee any right to be retained by or in the employ or service of the Employer and shall not interfere in any way with the right of the Employer to terminate the Grantee’s employment or service at any time. The right of the Employer to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.
9. Assignment by Company. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Grantee’s consent.
10. Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts of laws provisions thereof.
11. Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the General Counsel at the Company’s corporate headquarters, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Employer, or to such other address as the Grantee may designate to the Employer in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this instrument, and the Grantee has placed his or her signature hereon, effective as of the Date of Grant.

TURNER INVESTMENTS, INC.
By:	_____________________

I hereby accept the grant of Restricted Stock described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all of the decisions and determinations of the Committee shall be final and binding.

Grantee Date